UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 1, 2015

ROADSHIPS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141907	20-5034780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Drive, Oro Valley, Arizona	85755
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 1, 2015, the Registrant entered into a Letter of Intent with Brian Wadley and WITS Holdings Pty Ltd. (“WITS”) of Wetherill Park, NSW, Australia, with respect to a proposed acquisition of all the issued and outstanding shares of WITS (the “WITS Shares”) by the Registrant (the “Acquisition”). WITS carries on a transport business in Australia under the business names of “Wadleys Interstate Transport Services Pty Ltd.” and “Wadley Interstate Transport Services.”

The non-binding provisions of the Letter of Intent set forth the parties’ understanding that the Registrant will acquire the WITS Shares in exchange for 2,400,000 restricted shares of the Registrant’s common stock and a cash payment of A$12,000,000 ($9,532,800). The closing of the acquisition of the WITS Shares is expected to occur at 3:00 p.m. on June 30, 2015, at the WITS offices. It is further understood that Mr. Wadley will not compete anywhere in Australia with WITS or the business now carried on by WITS for a period of five years from the closing of the Acquisition.

The Letter of Intent contemplates that a formal definitive agreement with respect to the acquisition of the WITS Shares will be prepared that will contain provisions in accordance with the Letter of Intent, together with such further appropriate terms and conditions as the parties may mutually determine, and such other agreements, instruments and other documents as may be required to complete the Acquisition (the “Definitive Agreement”). The Definitive Agreement will be subject, in all respects, to the approval of all the parties to the Letter of Intent. The transactions contemplated by the Letter of Intent will also be subject to the Registrant obtaining the consent thereto of Click Evidence Inc., an Arizona corporation (“Click”), and certain shareholders of Click under the terms of that certain Share Exchange Agreement dated April 22, 2015 between the Registrant, Click and such Click shareholders.

The Letter of Intent contains certain provisions that are binding upon the parties thereto, the most notable of which are as follows:

1.

During the period from the date of execution of the Letter of Intent until the execution of the Definitive Agreement, no WITS shareholder shall sell, transfer, assign, pledge as security or in any other manner dispose of or encumber any shares currently issued from the capital stock of WITS, and WITS shall not (a) increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other securities, (b) issue any shares of its capital stock of any class, whether now or hereafter authorized, (c) alter the provisions of its constitution, or (d) make a distribution or revaluation of assets except in the ordinary course of its business, or enter into any abnormal or unusual transaction which relates to or adversely affects its business or any long term contract.

2.

During the period from the date of execution of the Letter of Intent until the Letter of Intent is either terminated or a Definitive Agreement is entered into, WITS shall conduct its business and operations in the ordinary course in substantially the same manner as such business and operation has been conducted in the past, observe its obligations under business contracts and leases, use its best efforts to maintain the profitability and preserve the goodwill of its business, maintains its assets at normal levels, and notify the Registrant in writing of any extraordinary transaction, financing or business involving WITS, or the occurrence of any event that has, or may have, an adverse effect on the business, profitability or valuation of WITS.

3.

The parties to the Letter of Intent will be responsible for and shall bear all of their own costs and expenses incurred at any time in connection with the transactions contemplated in the Letter of Intent, except that the Registrant will pay all stamp duty and other registration or lodgement fees arising from the transactions contemplated by the Letter of Intent, and the Registrant will pay all fees charged by an independent certified public for the audit of the WITS financial statements for the last two completed fiscal years.

The binding terms of the Letter of Intent will automatically terminate upon the earlier of (a) December 31, 2015, (b) the date of execution of the Definitive Agreement, and (c) the mutual written agreement of the parties.

Management of the Registrant cautions investors against making investment decisions based on any expectation that any proposed transaction will be consummated, or that a proposed transaction will result in any short-term increase in share value, because, in its view, such expectations are purely speculative. There is no assurance that a Definitive Agreement concerning the proposed transaction will be entered into or that any proposed transaction will complete.

There was no material relationship between the Registrant and any of the parties to the Letter of Intent.

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADSHIPS HOLDINGS INC.

Date: May 1, 2015	By:	/s/ Micheal P. Nugent
Micheal P. Nugent
President & CEO